Exhibit 5.1

Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 E. Cary St. Richmond, VA 23219 T (804) 771.5700 F (804) 771.5777 kaufCAN.com

May 11, 2016

Shineco, Inc.

2nd Floor, Wanyuan Business Center

10 N Hongda Road

Daxing District, Beijing 100176

People’s Republic of China

Re:	Shineco, Inc.

Ladies and Gentlemen:

We have acted as counsel as to matters of United States law for Shineco, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (Registration No. 333-202803) and all amendments thereto (as amended, the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2015. The Registration Statement relates to the offering (the “Offering”) of (a) a minimum of 1,600,000 up to a maximum of 2,000,000 of the Company’s shares of common stock, $0.001 par value per share (the “Shares”), (b) a minimum of 80,000 up to a maximum of 100,000 warrants to purchase one share of the Company’s common stock each (the “Warrants”), and (c) a minimum of 80,000 up to a maximum of 100,000 shares of the Company’s common stock underlying each of the Warrants upon exercise thereof.

In connection with rendering our opinion as set forth below, we have reviewed and examined a copy of the Company’s Certificate of Incorporation, the Amended and Restated Bylaws of the Company, a copy of the Registration Statement (and the prospectus contained therein), and such other documents and laws as we consider necessary as a basis for giving this opinion. The Registration Statement and the exhibits to the Registration Statement are referred to below as the “Document.”

The following opinion is given only as to matters of Delaware General Corporation Law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than Delaware. We have assumed that there is nothing under any law (other than the Delaware General Corporation Law) that would affect or vary the following opinion. We offer no opinion in relation to any representation or warranty given by any party to the Document save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the Delaware General Corporation Law, as they respectively exist at the date hereof.

Shineco, Inc.

May 11, 2016

In giving this opinion we have assumed, without independent verification:

(a) the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b) that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

(c) that the minute book, registers, resolutions, certificates and records of the Company are true, complete, accurate and up to date;

(d) the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Document; and

(e) that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the State of Delaware) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

Based upon the foregoing and in reliance thereon, it is our opinion that:

(i) The Company has taken all necessary action to authorize the execution, delivery and performance of the Document in accordance with its terms; and

(ii) The issuance of the Shares has been duly authorized and, when and if delivered against payment therefor in accordance with the terms of the Offering described in the Registration Statement and any other resolutions adopted by the Board or a duly authorized committee thereof relating thereto, the Shares will be validly issued, fully paid and nonassessable.

(iii) The Warrants to be issued in connection with the Offering have been duly authorized by all requisite corporate action of the Company and, when issued, will be legal, binding obligations of the Company under New York law, enforceable against the Company in accordance with their terms.

(iv) The shares of common stock underlying the Warrants have been duly authorized, and when issued upon exercise of the Warrants against payment of the exercise price in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the following reservations and qualifications:

1. Our opinions above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

Shineco, Inc.

May 11, 2016

2. We neither express nor imply any opinion as to any representation or warranty given by the Company in the Document as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Document.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Document constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Kaufman & Canoles, P.C.

KAUFMAN & CANOLES, P.C.